THIS CONVERTIBLE PROMISSORY NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO SALE OR DISPOSITION MAY BE EFFECTED EXCEPT IN COMPLIANCE WITH RULE 144 UNDER SAID ACT OR AN EFFECTIVE REGISTRATION STATEMENT RELATED THERETO OR AN OPINION OF COUNSEL FOR THE HOLDER REASONABLY SATISFACTORY TO THE PAYOR THAT SUCH REGISTRATION IS NOT REQUIRED UNDER THE ACT OR RECEIPT OF A NO-ACTION LETTER FROM THE SECURITIES AND EXCHANGE COMMISSION.

Convertible Promissory Note

$1,750,000	May 21, 2012

For value received, Innolog Holdings Corporation, a Nevada corporation (“Payor” or the “Company”) promises to pay, and Innovative Logistics Techniques, Inc., a Virginia corporation and indirect subsidiary of the Company (“Guarantor”), promises to guaranty the obligations of the Company hereunder to Glen Hill Investments LLC or its assigns (“Holder”) the principal sum of One Million Seven Hundred Fifty Thousand Dollars ($1,750,000.00) with simple interest on the outstanding principal amount at the rate of 6% per annum. This note is issued as part of a series of substantially similar convertible promissory notes (each a “Note” and, collectively, the “Notes”) issued or to be issued pursuant to the terms of that certain Note Purchase Agreement dated as of May 21, 2012 (the “Agreement”) to the persons listed on the Schedule of Purchasers to the Agreement or their assigns (collectively, the “Holders”). Capitalized terms used but not defined in this Note will have the meaning given such terms in the Agreement.

1.          Payments. All payments of interest and principal will be in lawful money of the United States of America and will be made pro rata among all Holders in accordance with the amounts due under the Notes. All payments will be applied first to accrued interest, and thereafter to principal. Except as otherwise expressly provided herein, interest shall not be payable until the Maturity Date.

2.          Conversion. At the election of Holder, this Note will be convertible in whole or in part into Series B Convertible Preferred Stock of the Company, par value $0.001 (“Series B Preferred Stock”), for so long as this Note is outstanding; provided, however, the conversion rights set forth in this Section 2 will expire upon the listing of the Common Stock of the Company on the NASDAQ or American Stock Exchange. The effective conversion rate for this Note shall be one share of Series B Preferred Stock for each $1.00 of outstanding principal plus accrued but unpaid interest through the date of conversion. This conversion rate will be appropriately adjusted upon the occurrence of any split, combination or other similar recapitalization with respect to the Company’s Series B Preferred Stock.

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3.          Maturity Date. Unless this Note has been converted in accordance with the terms of Section 2 above, the entire outstanding principal balance and all unpaid accrued interest will become fully due and payable on the earlier of (a) May 30, 2017 (the “Maturity Date”); (b) an Event of Default (as defined in Section 7 below) or (c) immediately prior to the consummation of a Change of Control unless otherwise determined by the election of the Majority in Interest (as defined below). The Company hereby agrees to provide at least ten (10) days prior written notice to the Holder prior to consummating a Change of Control transaction. A “Change of Control” shall mean (i) the acquisition of the Company or its subsidiaries by another entity by means of any transaction or series of related transactions to which the Company or its subsidiaries is party (including, without limitation, any stock acquisition, reorganization, merger or consolidation but excluding any sale of stock for capital raising purposes) other than a transaction or series of related transactions in which the holders of the voting securities of the Company or its subsidiaries, respectively, outstanding immediately prior to such transaction or series of related transactions retain, immediately after such transaction or series of related transactions, as a result of shares in the Company or its subsidiaries, respectively, held by such holders prior to such transaction or series of related transactions, at least a majority of the total voting power represented by the outstanding voting securities of the Company or its subsidiaries, respectively, or such other surviving or resulting entity (or if the Company or its subsidiaries, respectively, or such other surviving or resulting entity is a wholly-owned subsidiary immediately following such acquisition, its parent); or (ii) a sale, lease or other disposition of all or substantially all of the assets of the Company or its subsidiaries taken as a whole by means of any transaction or series of related transactions

4.          Costs. In the event of any default under this Note, Payor will pay all reasonable attorneys’ fees and court costs incurred by Holder in enforcing and collecting this Note.

5.          Prepayment. Payor may not prepay this Note prior to the Maturity Date without the written consent of the Payor and the Majority in Interest and by providing at least 10 days prior written notice to Holder of such prepayment.

6.          Security and Guaranty. This Note is secured in accordance with the terms of the Security Agreement.

7.          Default. If there is any Event of Default under this Note, at the option and upon the declaration by Holder and written notice to the Payor (which election and notice will not be required in the case of an Event of Default under Sections 7(c) or 7(d)), this Note will accelerate and all principal and unpaid accrued interest will become immediately due and payable. The occurrence of any one or more of the following will constitute an event of default (“Event of Default”):

(a)          Payor fails to pay any of the principal amount or interest due under this Note or any of the other Notes on the date the same becomes due and payable, and such failure continues for 10 days after written notice thereof to Payor;

(b)          Payor defaults in its performance of any covenant or breaches any provision under the Loan Documents or under the 2009 Note (after any required notice and cure period or if not so provided, if such default or breach shall continue for 30 days after delivery of written notice to the Payor);

(c)          Payor or Guarantor files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing;

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(d)          An involuntary petition is filed against Payor or Guarantor (unless such petition is dismissed or discharged within sixty (60) days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee, assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of Payor or Guarantor; or

(e)          A final judgment or order for the payment of money in excess of $300,000 (exclusive of amounts covered by insurance) shall be rendered against the Company or Guarantor and the same shall remain undischarged for a period of 30 days during which execution shall not be effectively stayed, or any judgment, writ, warrant of attachment, or execution or similar process shall be issued or levied against a substantial part of the property of the Company and its subsidiaries taken as a whole, if any and such judgment, writ, or similar process shall not be released, stayed, vacated or otherwise dismissed within 30 days after issue or levy.

8.          Guaranty of Obligations. The Guarantor hereby unconditionally, absolutely and irrevocably guarantees to Holder the prompt payment and performance of all of the obligations of the Company under this Note (including all interest and costs of enforcement which may at any time accrue with respect to the obligations or which would accrue but for the operation of any provision or doctrine with respect to applicable law, and whether or not an allowed claim) (the “Guaranteed Obligations”). The Guarantor agrees that this Guaranty is a guaranty of payment and performance and not of collection, and that its obligations under this Guaranty shall be unaffected by any fact or circumstance which might otherwise constitute a defense available to, or a discharge of, a surety or guarantor. The Guarantor expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Holder to proceed in respect of the Guaranteed Obligations against the Company or any other party before proceeding against, or as a condition to proceeding against, the Guarantor. This Guaranty shall not be discharged until all of the Guaranteed Obligations have been fully paid and performed.

9.          Waiver. Payor hereby waives default, demand for payment, notice, presentment, protest and notice of nonpayment or dishonor and all other notices or demands relative to this instrument.

10.         Maximum Rate of Interest. Notwithstanding any provision of this Note or the Loan Documents to the contrary, Payor shall not be obligated to pay interest pursuant to this Note in excess of the maximum rate of interest permitted by the laws of any state determined to govern this Note or the laws of the United States applicable to loans in such state. If any provisions of this Note shall ever be construed to require the payment of any amount of interest in excess of that permitted by applicable law, then the interest to be paid pursuant to this Note shall be held subject to reduction to the amount allowed under applicable law and any sums paid in excess of the interest rate allowed by law shall be applied in reduction of the principal balance outstanding pursuant to this Note. Holder acknowledges that it has been contemplated at all times by Payor that the laws of the Commonwealth of Virginia will govern the maximum rate of interest that it is permissible for Holder to charge Payor pursuant to this Note..

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11.         Modification; Waiver. No modification or waiver of any provision of this Note or consent to departure therefrom will be effective unless in writing and approved by (i) the Company (ii) the Holders holding Notes representing at least fifty one percent (51%) of the outstanding aggregate principal under the Notes and (iii) each Holder, which together with its Affiliates, holds Notes representing in the aggregate at least one million dollars ($1,000,000) of the outstanding principal under the Notes (the Holders described in clauses (ii) and (iii) being referred to as a “Majority in Interest”). Any provision of the Notes may be amended or waived by the written consent of the Company and the Majority in Interest, wherein such amendment or waiver shall be binding upon all Holders of Notes. Notwithstanding the foregoing, the written consent of Holder shall be required to reduce the principal amount of this Note, or reduce the rate of interest of this Note. “Affiliate” shall mean, with respect to a specified Person, an individual, firm, corporation, partnership, association, limited liability company, trust or any other entity (collectively, a “Person”) who, directly or indirectly, controls, is controlled by or is under common control with such Person, including, without limitation, any general partner, managing member, officer or director of such Person or any venture capital or investment fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person.

12.         Severability. If any provision of this Note becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, portions of such provision, or such provision in its entirety, to the extent necessary, shall be severed from this Note, and such court will replace such illegal, void or unenforceable provision of this Note with a valid and enforceable provision that will achieve, to the extent possible, the same economic, business and other purposes of the illegal, void or unenforceable provision. The balance of this Note shall be enforceable in accordance with its terms.

13.         Choice of Law; Forum Selection; Consent to Jurisdiction. This Note shall be governed by, construed and interpreted in accordance with the laws of the Commonwealth of Virginia (excluding the choice of law rules thereof). All disputes and matters whatsoever arising under, in connection with, or incident to this Note shall be litigated, if at all, in and before a court located in the Commonwealth of Virginia to the exclusion of the courts of any other state or country, and (b) Payor irrevocably submits to the exclusive jurisdiction of any Virginia court or federal court sitting in the Commonwealth of Virginia in any action or proceeding arising out of or relating to this Note, and hereby irrevocably waives any objection to the laying of venue of any such action or proceeding in any such court and any claim that any such action or proceeding has been brought in an inconvenient forum. A final judgment in any such action or proceeding shall be conclusive and may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by law.

14.         Miscellaneous. This Note may be transferred only upon its surrender by Holder to the Payor for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form reasonably satisfactory to the Payor. In such event, this Note will be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest will be issued to, and registered in the name of, the transferee. Interest and principal will be paid solely to the registered holder of this Note. Such payment will be full discharge of Payor’s obligation to pay such interest and principal.

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In Witness Whereof, the Payor and Guarantor have executed this Convertible Promissory Note as of the date first above written.

Innolog Holdings Corporation

By:	/s/ William P. Danielczyk
William P. Danielczyk
Executive Chairman

Innovative Logistics Techniques, Inc.

By:	/s/ Richard E. Stewart
Name:	Richard E. Stewart
Title:	President